Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

February 11, 2015

Date of Report (Date of earliest event reported)

Freestone Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-28753	90-0514308
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Republic Center, Suite 1350 325 N. St. Paul St. Dallas, TX 75201

(Address of Principal Executive Offices)

214-880-4870

(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 4.01 Change in Registrant’s Certifying Accountant.

On February 11, 2015, Freestone Resources, Inc. (the “Company”) dismissed The Hall Group, CPAs (“The Hall Group”) as the Company’s independent auditors. The Hall Group’s reports on the Company’s financial statements as of and for the years ended June 30, 2009, June 30, 2010, June 30, 2011, June 30, 2012, June 30, 2013 and June 30, 2014 did not contain any adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. However, their reports contained an explanatory paragraph disclosing the uncertainty regarding the ability of the Company to continue as a going concern.

During the fiscal years ended June 30, 2009, June 30, 2010, June 30, 2011, June 30, 2012, June 30, 2013 and June 30, 2014, and the subsequent interim period through February 11, 2015, there were no disagreements with The Hall Group on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of The Hall Group would have caused The Hall Group to make reference to the matter in their reports. The Company has requested The Hall Group to furnish it a letter addressed to the Commission stating whether it agrees or disagrees with the above statements; however The Hall Group has failed to provide the requested letter. If such a response is received, it will be filed with an amendment to this Current Report.

On February 11, 2015, the Company engaged MaloneBailey, LLP as the Company’s principle independent auditors to audit the financial statements of the Company. The decision to change independent auditors was approved by the Board of Directors of the Company.

During the years ended June 30, 2009, June 30, 2010, June 30, June 30, 2011, June 30, 2012, June 30, 2013 and June 30, 2014, and the subsequent interim period through February 11, 2015, neither the Company nor anyone on its behalf consulted with MaloneBailey, LLP regarding either the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor has MaloneBailey, LLP provided the Company a written report or oral advice regarding such principles or audit opinion or any matter that was subject of disagreement or reportable events set forth by Item 304(a)(iv) and (v), respectively, of Regulation S-K with the Company’s former accountant, The Hall Group, CPAs.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

February 17, 2015	By:	/s/ Clayton Carter
Clayton Carter Chief Executive Officer

3